STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                          Combined Financial Statements
                     Years Ended March 31, 2004 and 2003 and
            the Three Months Ended June 30, 2004 and 2003 (unaudited)

                                    Contents

                                                                                              Page
                                                                                              ----

Report of Independent Registered Public Accounting Firm:
     Report on Audited Combined Financial Statements                                           F-1

Combined Financial Statements:
     Combined Balance Sheets as of March 31, 2004 and June 30, 2004 (unaudited)                F-2
     Combined Statements of Operations for the years ended March 31, 2004 and
          2003 and the Three Months Ended June 30, 2004 and 2003 (unaudited)                   F-3
     Combined Statements of Comprehensive Income (Loss) for the years ended March 31, 2004
          and 2003 and the Three Months Ended June 30, 2004 and 2003 (unaudited)               F-4
     Combined Statement of Stockholders' Deficit for the years ended March 31, 2003 and
          2004 and the three Months ended June 30, 2004 (unaudited)                            F-5
     Combined Statements of Cash Flows for the years ended March 31, 2004 and
         2003 and the Three Months Ended June 30, 2004 and 2003 (unaudited)                    F-6
     Notes to Combined Financial Statements                                                    F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Strategic Security Solutions International Limited,
Strategic Security Solutions International (B.V.I.) Limited and TAG 24 Limited

We have audited the accompanying combined balance sheet of Strategic Security Solutions International Limited, Strategic Security Solutions International (B.V.I.) Limited and TAG 24 Limited (collectively, the "Company") as of March 31, 2004 and the related combined statements of operations, comprehensive income
(loss), stockholders' deficit and cash flows for the years ended March 31, 2004 and 2003. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Strategic Security Solutions International Limited, Strategic Security Solutions International (B.V.I.) Limited and TAG 24 Limited as of March 31, 2004 and the results of their combined operations and their combined cash flows for the years ended March 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 1, the Company has incurred net losses since its inception, has a stockholders' deficit and has a working capital deficit as of March 31, 2004 and the parent company of Strategic Security Solutions Inc. is also a party to various legal proceedings, has had significant losses from operations, has a working capital deficit and stockholders' deficit. Additionally, the Company's primary source of revenue is generated from providing security related services to Company's in unstable economies and countries with hostile environments. Certain assets are physically located in these countries which are subject to risks of appropriation, physical destruction, theft and the Company's inability to utilize those assets. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Stonefield Josephson, Inc.

Certified Public Accountants

Santa Monica, California
December 2, 2004

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                             Combined Balance Sheet



                                                                      March                June
                                                                    31, 2004             30, 2004
                                                                 ----------------     ---------------
                                                                                       (unaudited)
      ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                  $        84,628      $      151,168
      Accounts receivable, net of allowance of $0                        400,635             449,450
      Other current assets                                                11,947              24,499

                                                                 ----------------     ---------------
TOTAL CURRENT ASSETS                                                     497,210             625,117

PROPERTY AND EQUIPMENT, NET                                              212,225             224,006

                                                                 ----------------     ---------------
TOTAL ASSETS                                                     $       709,435             849,123
                                                                 ================     ===============

             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
      Accounts payable                                                   376,850             328,998
      Accrued expenses                                                   495,043             473,183
      Deferred revenue                                                   207,000              50,001
      Income taxes payable                                                17,691              60,524

                                                                 ----------------     ---------------
TOTAL CURRENT LIABILITIES                                              1,096,584             912,706
                                                                 ----------------     ---------------

COMMITMENTS AND CONTINGENCIES                                                  -                   -

STOCKHOLDERS' DEFICIT:
      Common stock                                                           645                 529
      Other comprehensive loss - foreign currency translation            (18,667)               (476)
      Accumulated deficit                                               (369,127)            (63,636)

                                                                 ----------------     ---------------
TOTAL STOCKHOLDERS' DEFICIT                                             (387,149)            (63,583)
                                                                 ----------------     ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                      $       709,435      $      849,123
                                                                 ================     ===============

   The accompanying notes are an integral part of these combined financial statements.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                        Combined Statements of Operations

                                                                      Year Ended                    Three Months Ended
                                                            ---------------------------------   ----------------------------
                                                                 March            March             June           June
                                                               31, 2004          31, 2003         30, 2004       30, 2003
                                                            ----------------  ---------------   -------------   ------------
                                                                                                 (unaudited)     (unaudited)
REVENUE                                                     $     2,504,109   $      667,479    $  1,375,562    $   688,901

COST OF REVENUE                                                   2,227,776          492,438         706,135        580,865

                                                            ----------------  ---------------   -------------   ------------
GROSS PROFIT                                                        276,333          175,041         669,427        108,036
                                                            ----------------  ---------------   -------------   ------------

EXPENSES:
    Selling, general and administrative                             500,693          266,780         394,827        136,924

                                                            ----------------  ---------------   -------------   ------------
TOTAL EXPENSES                                                      500,693          266,780         394,827        136,924
                                                            ----------------  ---------------   -------------   ------------

INCOME (LOSS) FROM OPERATIONS                                      (224,360)         (91,739)        274,600        (28,888)

OTHER INCOME (EXPENSE):
    Interest income                                                      84                -               -             11
    Interest expense                                                (11,451)          (2,815)            (51)        (2,839)
                                                            ----------------  ---------------   -------------   ------------
TOTAL OTHER INCOME (EXPENSE)                                        (11,367)          (2,815)            (51)        (2,828)
                                                            ----------------  ---------------   -------------   ------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES                    (235,727)         (94,554)        274,549        (31,716)

PROVISION FOR INCOME TAXES                                           16,449           13,402          54,137              -
                                                            ----------------  ---------------   -------------   ------------

NET INCOME (LOSS)                                           $      (252,176)  $     (107,956)   $    220,412    $    (31,716)
                                                            ================  ===============   =============   ============

   The accompanying notes are an integral part of these combined financial statements.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

               Combined Statements of Comprehensive Income (Loss)


                                                                     Year Ended                    Three Months Ended
                                                         ----------------------------------   -----------------------------
                                                              March             March             June            June
                                                             31, 2004          31, 2003         30, 2004        30, 2003
                                                         -----------------  ---------------   --------------  -------------
                                                                                               (unaudited)     (unaudited)
NET INCOME (LOSS)                                        $       (252,176)  $     (107,956)   $      220,412  $     (31,716)

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                           (16,117)          (2,550)              (17)        (8,222)

                                                         -----------------  ---------------   --------------  -------------
COMPREHENSIVE INCOME (LOSS)                              $       (268,293)  $     (110,506)   $      220,395  $    (39,938)
                                                         =================  ===============   ==============  =============

   The accompanying notes are an integral part of these combined financial statements.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                   Combined Statement of Stockholders' Deficit

                                                                              Other
                                                                Common      Comprehensive    Retained
                                                                Stock           Loss          Earnings          Total
                                                             ------------   -------------   --------------   ------------
Balance, March 31, 2002                                      $         2    $          -    $      (8,995)   $    (8,993)

Shares issued for cash                                               320                                             320
Foreign currency transaction adjustment                                           (2,550)                         (2,550)
Net loss                                                                                         (107,956)      (107,956)

                                                             ------------   -------------   --------------   ------------
Balance, March 31 ,2003                                              322          (2,550)        (116,951)      (119,179)

Shares issued for cash                                               323                                             323
Foreign currency transaction adjustment                                          (16,117)                        (16,117)
Net loss                                                                                         (252,176)      (252,176)

                                                             ------------   -------------   --------------   ------------
Balance, March 31, 2004                                              645         (18,667)        (369,127)      (387,149)

Shares issued for cash (unaudited)                                    55                                              55
Foreign currency transaction adjustment (unaudited)                                  (17)                            (17)
Distribution of TAG 24 net assets
     as a result of SSSI transaction (unaudited)                    (171)         18,208           85,079        103,116
Net income (unaudited)                                                                            220,412        220,412

                                                             ------------   -------------   --------------   ------------
Balance, June 30, 2004 (unaudited)                           $       529    $       (476)   $     (63,636)   $   (63,583)
                                                             ============   =============   ==============   ============

   The accompanying notes are an integral part of these combined financial statements.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                        Combined Statements of Cash Flows

                                                                          Year Ended               Three Months Ended
                                                                 ----------------------------   ----------------------------
                                                                    March          March           June            June
                                                                  31, 2004        31, 2003       30, 2004        30, 2003
                                                                 ------------   -------------   ------------    ------------
                                                                                                 (unaudited)      (unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss)                                             $  (252,176)   $   (107,956)   $   220,412     $   (31,716)
   Adjustment to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
      Depreciation                                                    27,947           3,703         12,495           1,658
      Foreign currency translation adjustment                        (16,117)         (2,550)           (17)         (8,222)
   Changes in operating assets and liabilities:
     Accounts receivable                                            (157,222)       (243,413)       137,181          13,689
     Other current assets                                             (7,087)         (4,860)       (12,552)            (72)
     Accounts payable                                                145,225         221,934       (252,904)            543
     Accrued expenses                                                324,675         170,368        103,269          21,611
     Deferred revenue                                                207,000               -       (156,999)              -
     Income taxes payable                                              3,985          13,706         42,833         (13,706)
     Other                                                                 -               -         (2,957)              -

                                                                 ------------   -------------   ------------    ------------
Net cash provided by (used in) operating activities                  276,230          50,932         90,761         (16,215)
                                                                 ------------   -------------   ------------    ------------

CASH FLOW FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                               (221,245)        (21,932)       (24,276)         (1,323)

                                                                 ------------   -------------   ------------    ------------
Net cash used in investing activities                               (221,245)        (21,932)       (24,276)         (1,323)
                                                                 ------------   -------------   ------------    ------------

CASH FLOW FROM FINANCING ACTIVITIES:
   Cash overdraft, net                                                     -                              -           8,349
   Proceeds from sale of common stock                                    323             320             55               -

                                                                 ------------   -------------   ------------    ------------
Net cash provided by financing activities                                323             320             55           8,349
                                                                 ------------   -------------   ------------    ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      55,308          29,320         66,540          (9,189)

CASH AND CASH EQUIVALENTS, Beginning of period                        29,320               -         84,628          29,320
                                                                 ------------   -------------   ------------    ------------

CASH AND CASH EQUIVALENTS, End of period                         $    84,628    $     29,320    $   151,168     $    20,131
                                                                 ============   =============   ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Income taxes paid                                             $    12,464    $          -    $    11,304     $         -
                                                                 ============   =============   ============    ============
   Interest paid                                                 $    11,451    $      2,815    $        51     $     2,839
                                                                 ============   =============   ============    ============

   The accompanying notes are an integral part of these combined financial statements.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

Note 1 - Organization and Significant Accounting Policies


         Organization and Line of Business
         ---------------------------------

         Strategic Security Solutions International Limited ("SSSI") is a company incorporated in the United Kingdom on September 23, 1998. Strategic Security Solutions International (B.V.I.) Limited ("BVI") is a company incorporated in the British Virgin Islands on March 7, 2002. TAG 24 Limited ("TAG 24") is a company incorporated in the United Kingdom on January 7, 2002. Collectively, SSSI, BVI and TAG 24 are hereafter referred to as the "Company." The Company provides strategic and tactical security services to established and emerging governments, military services, multi-national corporations and high profile business and individual clients around the globe.


         Combined Financial Statements
         -----------------------------

         On July 1, 2004, Universal Guardian Holdings, Inc., ("UGHO") a publicly traded company (OTCBB: UGHO) acquired the business of the Company and all of the outstanding shares of SSSI pursuant to a share exchange and assumed certain liabilities of BVI, a company affiliated through common ownership (structured as such primarily for United Kingdom tax purposes). In addition in May 2004, TAG 24's owner became a stockholder of SSSI merging its operations into SSSI. The assets and liabilities of TAG 24 as of May 1, 2004 were distributed to its owner. The operations of TAG 24 have been combined for all periods presented as a significant acquiree of the combined business. In accordance with Statement of Financial Accounting Standards No. 94, the accompanying financial statements include the accounts of SSSI, BVI and TAG 24 and are presented on a combined basis to present the historical operations for the combined business which was purchased by UGHO on July 1, 2004. All intercompany transactions have been eliminated.


         Basis of Presentation
         ---------------------

         The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the British Pound ((pound)); however the accompanying combined financial statements have been translated and presented in United States Dollars ($). Accordingly, assets and liabilities are translated at period-end exchange rates and operating statement items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded as other comprehensive income. Exchange adjustments resulting from foreign currency transactions are included in the determination of net income (loss).

         Going Concern
         -------------

         The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. However, the Company has incurred significant net losses since its inception and has a stockholders' deficit of $387,149 and a working capital deficit of $599,374 as of March 31, 2004 and the company which became the parent as of July 1, 2004, UGHO, is also a party to

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         various legal proceedings, has had significant losses from operations, has a working capital deficit and stockholders' deficit. Additionally, the Company's primary source of revenue is generated from providing security related services to customers in unstable economies and countries at war. Certain assets are physically located in these countries which are subject to risks of appropriation, physical destruction, theft and the inability to utilize those assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. These combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern.

         The Company was recently awarded a $3.7 million contract and the Company was recently sold to UGHO. Management believes these actions will be sufficient to provide the Company with the ability to continue in existence.


         Interim Combined Financial Statements
         -------------------------------------

         The unaudited combined financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's combined financial position, the results of their combined operations, and cash flows for the periods presented. The results of operations for the three months ended June 30, 2004 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2004, which will be the new fiscal year ended for the Company to correspond with its parent company's year end. The accompanying unaudited combined financial statements are presented in accordance with the requirements for Regulation S-B. Accordingly, they do not include all the disclosures normally required by generally accepted accounting principles.


         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. As of March 31, 2004, the Company used estimates in determining the realization of its accounts receivable, other current assets, depreciation of property and equipment, accrued expenses and deferred revenue. Actual results could differ from these estimates.


         Fair Value of Financial Instruments
         -----------------------------------

         For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, due to related party and income taxes payable, the carrying amounts approximate fair value due to their short maturities.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         Cash and Cash Equivalents
         -------------------------

         For purposes of the combined statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.


         Concentration of Credit Risk
         ----------------------------

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. For the years ended March 31, 2004 and 2003, 65% and 64% of the Company's revenue was generated from 15 and 7 customers, respectively. For the three months ended June 30, 2004, 67% (unaudited) of the Company's revenue was generated from 3 customers.


         Revenue Recognition
         -------------------

         The Company generates revenue by providing business risk solutions and strategic and tactical security services to protect governmental and commercial assets worldwide. Generally, the Company enters into contracts with its customers to provide certain services. When an initial set up fee is charged, this fee is recognized as revenue over the terms of the contracts. The Company recognizes revenue for the service fee on a monthly basis as services are performed. Revenue, billed monthly, is only recognized if the Company deems that collection is probable and other criteria of SFAS No. 48, ETIF 00-21 and SAB No. 104 are met.


         Deferred Revenue
         ----------------

         Certain contracts include need assessment analysis fees which are charged to the customer. For revenue recognition purposes, the Company defers these fees and amortizes these fees into income on a straight-line basis over the life of the contract in accordance with EITF 00-21.


         Property and Equipment
         ----------------------

         Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

                  Machinery and equipment   4 years
                  Armored vehicles          4 years
                  Office equipment          4 years

         Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals, if any, will be included in the results of operations. A significant portion of the Company's property and equipment are in war-torn countries. On a quarterly basis, management identifies any asset that may be impaired due to the location of the asset and recognizes an appropriate impairment loss.


         Impairment of Long-Lived Assets
         -------------------------------

         SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company periodically evaluates its long term assets and records impairment of losses where indicated. To date, the Company has had no impairment issues to disclose.


         Comprehensive Loss
         ------------------

         SFAS No. 130, "Reporting Comprehensive Loss," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended March 31, 2004 and 2003, and the three months ended June 30, 2004 and 2003 (unaudited) the foreign currency translation adjustment has been included in the combined statement of stockholders' equity (deficit) showing the change in comprehensive income (loss).


         Income Taxes
         ------------

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         Recently Issued Accounting Pronouncements
         -----------------------------------------

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statement should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. In December 2003, the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied for registrants who file under Regulation SX in periods ending after March 31, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's combined financial position or results of operations.

         During April 2003, the FASB issued SFAS 149 - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after September 30, 2003. The adoption of this statement had no impact on the Company's combined financial statements.

         During May 2003, the FASB issued SFAS 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for public entities at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         Statement No. 6, Elements of Financial Statements. The adoption of this statement had no impact on the Company's combined financial statements.

         In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the combined financial statements.

         In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the combined financial statements.

         In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe it will have an impact to the Company's overall combined results of operations or combined financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4 (" SFAS No. 151". The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67" ("SFAS 152") SFAS 152 amends SFAS No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SFAS 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and
         (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. SFAS 152 is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

         In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company's overall results of operations or financial position.

Note 2 - Property and Equipment

         The cost of property and equipment at March 31, 2004 and June 30, 2004 consisted of the following:

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

                                                                                 March 31,        June 30,
                                                                                  2004                2004
                                                                           ------------------  -----------------
                                                                                                   (unaudited)
                  Machinery and equipment                                  $          121,096  $         103,598
                  Armored vehicles                                                     76,577             90,406
                  Office equipment                                                     42,499             54,074
                                                                           ------------------  -----------------
                                                                                      240,172            248,078
                  Less accumulated depreciation and amortization                      (27,947)           (24,072)
                                                                           ------------------  -----------------

                                                                           $          212,225  $         224,006
                                                                           ==================  =================

         Depreciation expense for the years ended March 31, 2004 and 2003 was $33,430 and $3,703, respectively, and for the three months ended June 30, 2004 and 2003 was $12,495 (unaudited) and $1,658 (unaudited), respectively.

         Certain assets with a net book value of $186,061 at March 31, 2004 are located in countries with unstable political climates and are subject to risks of appropriation, physical destruction, theft and the Company's inability to utilize those assets.


Note 3 - Income Taxes

         The reconciliation of the statutory expected United Kingdom income tax of 32% to the effective tax for the years ended March 31, 2004 and 2003 and the three months ended June 30, 2004 and 2003 (unaudited) is as follows:

                                                                       March 31,                           June 30,
                                                     ---------------------------------  ---------------------------------
                                                           2004              2003             2004               2003
                                                     ----------------  ---------------  ----------------  ---------------
                                                                                          (unaudited)       (unaudited)
              Expected tax                           $        (75,433) $       (30,527) $         87,885  $       (10,149)
              Effect of losses (income) from which
                no benefit (expense) is recognized             75,433           30,527           (87,885)          10,149
              Statutory                                        15,340           14,856            53,567                -
              Non-deductible items                              1,054              844               570                -
              Surtax exemption                                      -           (2,282)                -                -
              Other                                                55              (16)                -                -
                                                     ----------------  ---------------- ----------------  ---------------

              Effective tax                          $         16,449  $        13,402  $         54,137  $             -
                                                     ================  ===============  ================  ===============


         Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         purposes. Significant components of the Company's deferred tax assets and liabilities at March 31, 2004 are as follows:

                  Deferred tax assets:
                         Net operating loss carryforwards       $           43,255
                  Deferred tax liabilities:
                         Excess depreciation                                (7,953)
                                                                ------------------
                                                                            35,302
                  Valuation allowance                                      (35,302)
                                                                ------------------
                  Net deferred tax asset                        $                -
                                                                ==================


         At March 31, 2004, the Company has provided a valuation allowance for the deferred tax asset since management has not been able to determine that the realization of that asset is more likely than not. The net change in the valuation allowance for the years ended March 31, 2004 and 2003 was an increase of $145 and $35,158, respectively. The Company has net operating loss carry forwards of approximately $144,000 which do not expire under United Kingdom tax laws.


Note 4 - Stockholders' Equity (Deficit)

         During the years ended March 31, 2004 and 2003, SSSI issued 90 and 119 shares of its common stock for $154 and $170, respectively. In addition, during the three months ended June 30, 2004, SSSI issued 30 shares of its common stock for $55 to existing members of the control group (unaudited).

         During the year ended March 31, 2003, BVI issued 150 shares of its common stock for $150 to existing members of the control group.

         During the year ended March 31, 2004, TAG 24 issued 99 shares of its common stock for $169 to existing members of the control group.


Note 5 - Commitments and Contingencies


         Litigation

         In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. Management believes that the Company is not a party to any action which would have a material impact on its financial condition, operations, or cash flows.

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)

         Leases
         ------

         On May 1, 2004, the Company entered into an operating lease agreement for office space in London, England that expires in May 2006. The lease provides for current monthly lease payments of $2,383 increasing over the term of the lease.

         Future minimum lease payments applicable to non-cancelable operating leases as of March 31, 2004 are as follows:

                                                                 Operating
                                                                  Leases
                                                             ---------------
                   Year ending March 31,
                        2005                                 $        26,211
                        2006                                          28,594
                        2007                                           2,383
                                                             ---------------

                   Net Minimum Lease Payments                $        57,188
                                                             ===============


         The Company incurred rent expense of $45,634 and $14,890 for the years ended March 31, 2004 and 2003, respectively and $4,766 (unaudited) and $11,409 (unaudited) for the three months ended June 30, 2004 and 2003, respectively.


         Factor and Overdraft Agreements
         -------------------------------

         Tag 24 had a factoring agreement with Arbuthnot Commercial Finance Limited providing an invoice finance facility. Tag 24 also had a bank overdraft facility with Arbuthnot Latham & Co Limited of $18,400 secured by the Company's assets. As March 31, 2004, the amount due under these agreements was $7,406 and is included in accrued expenses in the accompanying combined balance sheet. These facilities were terminated in May 2004.


Note 6 - Subsequent Events

         On July 1, 2004, Universal Guardian Holdings, Inc. ("UGHO") acquired all of the outstanding shares of SSSI pursuant to a share exchange. Prior to the acquisition by UGHO, certain assets and liabilities of BVI and TAG 24 were distributed to its existing owners. Pursuant to the terms of an Agreement And Plan Of Share Exchange, UGHO issued 4,101,494 unregistered UGHO common shares to SSSI's shareholders, all of whom have continued as either employees or consultants. The agreement also provided for the issuance of additional UGHO common shares to SSSI's shareholders based upon additional contracts entered into by July 26, 2004. Since the criteria for issuing additional shares had not been met, no additional contingent shares were issued. Included in the 4,101,494 common shares issued are 2,052,000 common shares (the "escrow shares") which will be retained in escrow by UGHO until

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)


         June 28, 2005. UGHO reserves the right to rescind some or all of the escrow shares to the extent (1) SSSI's annualized sales revenue of US $4,000,000 is less than that reflected in unaudited financial statements provided by SSSI, in which case a portion of the escrow shares shall be rescinded equal to the percentage difference in the sales revenue multiplied by the total number of escrow shares then held; and (2) UGHO institutes certain claims against SSSI's prior shareholders relating to the breach of their covenants or indemnities under the Agreement And Plan Of Share Exchange, or with respect to certain tax liabilities of SSSI. A reconciliation of the historical net assets as of June 30, 2004 to the net assets acquired by UGHO are as follows:

                                                                Net Assets          Purchase            Net
                                                               Distributed
                                                  June           Prior to            Price             Assets
                                                                   UGHO
                                                30, 2004       Transaction         Adjustment        Purchased
                                               ------------    -------------     ---------------    -------------
                                               (unaudited)      (unaudited)       (unaudited)        (unaudited)
CURRENT ASSETS:
       Cash and cash equivalents               $   151,168     $   (24,134)      $                  $    127,034

       Accounts receivable                         449,450        (228,683)                              220,767

       Other current assets                         24,499                -                               24,499
                                               ------------    -------------     ---------------    -------------

TOTAL CURRENT ASSETS                               625,117        (252,817)                   -          372,300

PROPERTY AND EQUIPMENT, NET                        224,006         (46,159)                              177,847

Customer lists                                                            -           3,525,092        3,525,092
                                               ------------    -------------     ---------------    -------------

                                                   849,123        (298,976)           3,525,092        4,075,239
                                               ============    =============     ===============    =============

CURRENT LIABILITIES:

       Accounts payable                            328,998           32,142                              361,140

       Accrued expenses                            473,183        (147,289)                              325,894

       Deferred revenue                             50,001                -                               50,001

       Income taxes payable                         60,524                -                               60,524
                                               ------------    -------------     ---------------    -------------

TOTAL CURRENT LIABILITIES                          912,706        (115,147)                   -          797,559
                                               ------------    -------------     ---------------    -------------

               STRATEGIC SECURITY SOLUTIONS INTERNATIONAL LIMITED,
 STRATEGIC SECURITY SOLUTIONS INTERNATIONAL (B.V.I.) LIMITED AND TAG 24 LIMITED

                     Notes to Combined Financial Statements
                 For the Years Ended March 31, 2004 and 2003 and
            The Three Months Ended June 30, 2004 and 2003 (unaudited)


STOCKHOLDERS' EQUITY (DEFICIT)

       Common stock                                    529            (150)           3,277,301        3,277,680

       Other comprehensive loss                      (476)                -                 476                -

       Accumulated deficit                        (63,636)        (183,679)             247,315                -
                                               ------------    -------------     ---------------    -------------

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)              (63,583)        (183,829)           3,525,092        3,277,680
                                               ------------    -------------     ---------------    -------------
                                               $   849,123     $  (298,976)      $    3,525,092     $  4,075,239
                                               ============    =============     ===============    =============